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                          SECURITIES AND EXCHANGE COMMISSION
                                Washington, D.C. 20549

                                    ---------------

                                       FORM 8-K


                                    CURRENT REPORT


                        Pursuant to Section 13 or 15(d) of the
                           Securities Exchange Act of 1934


         Date of Report (date of earliest event reported): August 22, 1998


                                PINNACLE MICRO, INC.
                                --------------------
               (Exact name of Registrant as specified in its charter)




          Delaware                      0-21892              33-0238563
          --------                      -------              ----------
(State or other jurisdiction          (Commission        (I.R.S. Employer
      of incorporation)              File Number)     Identification Number)


      140 Technology Drive, Suite 500, Irvine, California           92618
      ---------------------------------------------------           -----
           (Address of principal executive offices)              (Zip Code)



        Registrant's telephone number, including area code:  (714) 789-3000


                                   Not applicable
                                   --------------
           (Former name or former address, if changed since last report)


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ITEM 5.  OTHER EVENTS.
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     Pinnacle Micro, Inc. ("Pinnacle" or the "Company") has received favorable initial response to its out-of-court, voluntary Plan of Reorganization ("Out-of-Court Plan"), which was submitted to its unsecured creditors on or about July 28, 1998. As of August 22, 1998, the initial deadline for receipt of votes from unsecured creditors, approximately 33% of the unsecured creditors, representing approximately 31% of the total dollar amounts owed, had voted. The voting results were as follows: approximately 91% of the number of creditors voting on the Out-of-Court Plan voted in favor of the Plan, representing approximately 50% of the dollar amount of claims voting on the Plan. Based on discussions between Pinnacle's management and various unsecured creditors who have not yet voted, Pinnacle expects to receive additional favorable votes that will add substantially to the total dollar amount of favorable votes. Accordingly, Pinnacle and the Unsecured Creditors Committee have extended the final date for receipt of ballots to September 22, 1998.

     While the results of voting on the Out-of-Court Plan are favorable, Pinnacle has now been notified that three unsecured claimants, one an ex-employee and two who were previously consultants to the Company, have filed against Pinnacle an involuntary petition in an attempt to force Pinnacle into a Chapter 7 bankruptcy. Pinnacle intends to vigorously contest the involuntary filing on several grounds and, although there can be no assurance with respect to the outcome, believes that it will prevail with respect to the involuntary petition. If Pinnacle should be unsuccessful in contesting the involuntary petition, Pinnacle will exercise its right to convert the Chapter 7 proceeding into a Chapter 11 proceeding. In such a Chapter 11 proceeding, Pinnacle would immediately submit its Chapter 11 Plan and Disclosure Statement to the bankruptcy court. Pinnacle anticipates that the terms of its Chapter 11 Plan would be materially the same as the terms of its pre-negotiated Out-of-Court Plan that has received such a favorable response. Pinnacle has been advised that it could expect to obtain confirmation of its Chapter 11 Plan approximately 120 days after the filing of the Chapter 11 Plan, although the ability to obtain confirmation of a Chapter 11 Plan, and the time required to obtain the same, could be subject to many factors which would not be in Pinnacle's control.

     The current Out-of-Court Plan has the following significant provisions:

     1. Pinnacle proposes to pay to unsecured creditors 100% of their valid claims out of future cash flows available to Pinnacle.

     2. No fixed payments would be required to be made to unsecured creditors, except for a one percent (1%) annual distribution to unsecured creditors. Accordingly, payment of the full amount owed to unsecured creditors, and

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          the time required to accomplish the same, would be completely dependent upon Pinnacle's future available cash flow.

     3.   No interest would accrue or be paid by Pinnacle on the amounts owed.

     4. The claims of unsecured creditors would be subordinate to existing secured debt and any new senior debt as defined by the plan.

     The total indebtedness to unsecured creditors is approximately $17 million.

     Pinnacle's secured lender has continued to cooperate with Pinnacle since Pinnacle achieved a voluntary moratorium with its unsecured creditors over one year ago. Such cooperation may, however, be discontinued by the secured lender at any time. Pinnacle has been engaged in negotiations to obtain a new financing agreement with its secured lender and, although no assurance can be given with respect to the same, Pinnnacle believes that it will be successful in obtaining a new financing agreement. If such a financing agreement is obtained, Pinnacle anticipates that, if required, the financing agreement would be implemented as part of the pre-negotiated Chapter 11 Plan discussed above.

     This Report on Form 8-K contains certain forward-looking statements within the meaning of Section 27A of the Securities Act of 1933 and Section 21E of the Securities Exchange Act of 1934, and the Company intends that such forward-looking statements be subject to the safe harbors created thereby. The forward-looking statements include the plans and objectives of management relating to the Out-of Court Plan and the involuntary bankruptcy petition referred to above. The forward-looking statements contained herein are based upon current expectations and assumptions that involve various risks and uncertainties, including risks and uncertainties associated with the effect of changing economic conditions, trends in the markets for the Company's products, technical developments, variations in the Company's cash flow, actions taken by the Company's creditors, and other factors detailed in the Company's other filings with the Securities and Exchange Commission. As a result of these risks and uncertainties, actual events in the future may differ significantly from the events contemplated by the forward-looking statements contained herein. Therefore, the inclusion of the forward-looking statements in this Report on Form 8-K should not be regarded as a representation by the Company or any other person that events or results contemplated thereby will occur or be achieved.

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                                   SIGNATURE
                                   ---------

     Pursuant to the requirements of the Securities Exchange Act of 1934, the Registrant has duly caused this report to be signed on its behalf by the undersigned, thereunto duly authorized.



August 27, 1998                        PINNACLE MICRO, INC.



                                       By: /s/ William F. Blum
                                          -------------------------------
                                          William F. Blum, President and
                                          Chief Executive Officer